WORLD’S LARGEST SMART GLASS ROOF DEBUTS
TODAY AT THE OPENING OF THE WORLD’S FAIR IN MILAN

May 1, 2015 – Milan, Italy – Starting now through October 31, 2015, over 20 million people are expected to attend Expo Milano 2015 and can experience SPD-SmartGlass in the roof of the USA Pavilion of the World's Fair. The pavilion is topped by an all-glass SPD-SmartGlass roof using technology patented by Research Frontiers (Nasdaq: REFR) and manufactured under license by leading Italian glass company, Isoclima under their CromaLite brand of SPD-SmartGlass. The USA Pavilion features a vertical farm as well and an open design to create a feeling of transparency and spaciousness. Joining Charlie Faas, CEO of the USA Pavilion, at the official opening ceremony for the USA Pavilion were various officials including U.S. Ambassador to Italy John R. Phillips, Ambassador Philip T. Reeker, Consul General Milan, and Ambassador Douglas T. Hickey, who was appointed in December by US Secretary of State John Kerry to be Commissioner General to Expo Milano 2015.

The USA Pavilion roof has 312 very large panels of SPD-SmartGlass manufactured under license from Research Frontiers by Isoclima, a leading high-end glass manufacturer based in Este, Italy. Each panel measures approximately 1 meter by 3 meters, with a total surface area of over 10,000 square feet, making it the largest smart glass roof in the world. Each panel switches in seconds from dark to clear, or any desired tint in between, in response to an automated control system. USA Pavilion visitors will also be able to instantly control individual panels in the roof from a touchscreen tablet.

James Biber, the New York based architect who designed the USA Pavilion, noted that each SPD-SmartGlass panel not only helps the USA Pavilion achieve its sustainable green architectural design objectives, but because of their fast switching speed, each panel can also act as a pixel to display messages in the roof. “We wanted to also give visitors the ability to control each window in an entire section of the roof using a touch screen. Also, because the control system for the glass allows instant and precise control over all 312 windows in the roof, this allows us to program the roof to achieve maximum energy efficiency based upon time of day, position of the sun, and ambient weather conditions.”

At the grand opening ceremony, Joseph M. Harary, President and CEO of Research Frontiers, thanked Research Frontiers licensee Isoclima, which fabricated the SPD-SmartGlass panels for the USA Pavilion, and licensee Hitachi Chemical Co., which manufactured the SPD-Smart light control film inside the panels, for their contribution to the success of the project. “One of the missions of the USA Pavilion is to showcase the United States as a leader in innovation, science and business. Another mission was leading the way with sustainable design. We are proud to be part of helping them achieve both of these objectives in such a visionary way.”

From rendering to reality: The roof of the USA Pavilion Featuring over 10,000 sq. ft. of SPD-SmartGlass at Expo Milano 2015

A video of SPD-SmartGlass at Expo Milano 2015 is available.

SPD-Smart electronically dimmable windows and skylights reduce cooling energy requirements in the summer, and heating energy requirements in the winter, by maintaining a pre-selected ideal level of light and temperature. SPD-SmartGlass also blocks harmful UV rays at all times. By more effectively controlling daylighting, SPD-Smart windows also allow “daylight harvesting,” which some independent sources estimate can save 35%-60% on lighting energy. With the growing pressure to reduce the energy use of buildings, many expect it to be a cornerstone of intelligent building design for years to come. Because SPD-SmartGlass can be retrofitted onto existing structures, even existing building stock can benefit from this green technology. This is significant as approximately 61% of all construction projects are retrofit projects, according to the U.S. Green Building Council.

SPD-SmartGlass technology has been selected as the exclusive smart glass for the USA Pavilion. SPD-Smart technology is the only smart glass technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort, security, and protecting interiors. Available in glass or plastic, SPD-Smart windows can be controlled manually or automatically, and are currently being used in the automotive, architectural, aircraft and marine industries, and to protect priceless artifacts in museums from damage from visible light.

About Friends of the USA Pavilion Milano 2015

The U.S. Department of State has selected the Friends of the USA Pavilion Milano 2015 as its private sector partner to work with the U.S. government to develop and implement an official American presence at the Expo. The Friends of the USA Pavilion includes the James Beard Foundation (JBF) and the International Culinary Center (ICC), in association with the American Chamber of Commerce in Italy.

The Friends of the USA Pavilion is a 501(c)(3) nonprofit organization with the mission to conceive, design, fundraise for, and produce the USA Pavilion and programs at Expo Milano 2015. Through the leadership of Commissioner General Doug Hickey, the pavilion’s management team consists of President Dorothy Hamilton (founder and CEO of ICC), Chief Executive Officer Charlie Faas, and Chief Creative Officer Mitchell Davis (EVP of JBF). Biber Architects has been selected to design the USA Pavilion, and Thinc Design is serving as USA Pavilion exhibition designer.

Current partners include GE, NUSSLI, Uvet, Brand USA, PepsiCo, Microsoft, DuPont, Boeing, illy, Research Frontiers, 3M, Dow, Uber, McKinsey & Company, FleishmanHillard, Alaska Seafood Marketing Institute, U.S. Sustainability Alliance, U.S. Soybean Export Council, U.S. Grains Council, American Hardwood Export Council, North American Export Grain Association, USA Rice Federation, USA Poultry & Egg Commission, Food Export USA-Northeast, Food Export Association of the Midwest USA, and U.S. Dairy Export Council.

For more information, visit: www.usapavilion2015.net and www.expo2015.org.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. CromaLite SPD-SmartGlass panels for the USA Pavilion at the 2015 Milan Expo were fabricated by Isoclima S.p.A. using SPD-Smart light control film manufactured by Hitachi Chemical Co. under license from Research Frontiers.

More information is available at: www.SmartGlass.com, www.cromalite.net and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-SmartGlass" and “SPD-Smart” are trademarks of Research Frontiers Inc. “CromaLite®” is a trademark of Isoclima S.p.A.

For further information about Research Frontiers, Isoclima, SPD-Smart technology and the USA Pavilion, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1 516 364 1902
info@smartglass.com

Alberto Bertolini
General Manager and CEO
ISOCLIMA SPA
+39 0429 55788
info@finind.com

James Biber, FAIA LEED
Biber Architects
+1 212 683 7071
hello@biber.co